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                                                               EXHIBIT 99.(a)(4)

                       NAVIGATOR SECURITIES LENDING TRUST

                    AMENDMENT NO. 3 TO MASTER TRUST AGREEMENT


            AMENDMENT NO. 3 to the Master Trust Agreement of Navigator Securities Lending Trust, dated June 15, 1995, made at Boston, Massachusetts this 1st day of March, 1999.

            WHEREAS, Section 7.3 of the Master Trust Agreement dated June 15, 1995 (the "Agreement") of Navigator Securities Lending Trust (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of such Trustees.

            WHEREAS, the Trustees desire to amend the Agreement to change the name of the Trust from Navigator Securities Lending Trust to State Street Navigator Securities Lending Trust; and

            WHEREAS, the Trustees desire to amend the Agreement to change the name of each portfolio series of the Trust (hereinafter each a "Sub-trust") as follows: Navigator Government Portfolio, Navigator Prime Portfolio and Navigator Short-Term Bond Portfolio shall be renamed State Street Navigator Government Portfolio, State Street Navigator Prime Portfolio and State Street Navigator Short-Term Bond Portfolio, respectively;

            NOW, THEREFORE, the undersigned officer, pursuant to a vote of the Trustees, hereby amends the Agreement as follows:

1. Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

            Section 1.1 Name and Principal Office. This Trust shall be known as "State Street Navigator Securities Lending Trust" and the Trustees shall conduct the business of the Trust under the name or any other name or names as they may from time to time determine. The principal office of the Trust shall be located at Exchange Place, 25th Floor, Boston, Massachusetts 02109 or at such other location as the Trustees may from time to time determine.

2. The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:
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            Section 4.2 Establishment and Designation of Sub-Trusts and Classes.
            Without limiting the authority of the Trustees set forth in Section
            4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate three (3) Sub-Trusts: (i) State
            Street Navigator Government Portfolio, (ii) State Street Navigator Prime Portfolio, and (iii) State Street Navigator Short-Term Bond Portfolio, each of which shall have a single class of Shares.


            IN WITNESS WHEREOF, the undersigned hereunto has set his hand in the City of Boston, Commonwealth of Massachusetts, for himself and his assigns, as of the 1st day of March, 1999.


                                 /s/ Philip H. Newman
                                 Philip H. Newman, Assistant Secretary